Exhibit 99.1

D&E COMMUNICATIONS, INC.	PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
December 23, 2005	W. Garth Sprecher
(717) 738-8304

D&E Communications Announces Completed Sale of Foreign Investment

EPHRATA, PA — D&E Communications, Inc., (Nasdaq: DECC) announced the sale on December 19, 2005, by its wholly-owned subsidiary, D&E Investments, Inc., along with EuroTel LLC, HunTel Systems, Inc. and Consolidated Companies, Inc., the shareholders of Pilicka Telefonia sp. z o.o., of Pilicka to MNI S.A. for an adjusted purchase price of $16.8 million. D&E owned a 38.16% interest, 9.28% through its one-third interest in EuroTel, LLC, and 28.88% directly, in Pilicka, which operates a telephone network in a region south of Warsaw, Poland. D&E previously announced the execution of a definitive agreement to sell its interest in Pilicka. D&E will record pre-tax income of approximately $6.3 million as a result the sale of its direct and indirect ownership in Pilicka.

“We’re pleased to be able to exit this aspect of our business, which was forged in 1996, and have a significant positive impact on our company’s 2005 fiscal year. The sale of Pilicka brings to a close D&E Communications’ operational involvement in the international telecommunications market, allowing us to continue to focus on our regional businesses, including growing our broadband business and expanding our network services, to better serve our customers,” said G. William Ruhl, Chairman of the Board of D&E Communications.

D&E Communications, Inc. offers high-speed data, Internet access, local and long distance telephone, VoIP phone, voice and data network installation and maintenance, network performance management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release may contain forward-looking statements. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These include factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.